Exhibit 99.1

Rogers Corporation Announces Retirement of Chief Financial Officer

Chandler, Arizona, February 18, 2021: Rogers Corporation (NYSE:ROG) announced today that Michael M. Ludwig, Senior Vice President, Chief Financial Officer and Treasurer, intends to retire from the Company in 2021. Mr. Ludwig has not given notice of a specific retirement date and he intends to continue in his role until his successor is appointed. The process to identify a successor will begin immediately.

“I want to thank Mike for his leadership and his many contributions to Rogers,” commented Bruce D. Hoechner, Rogers’ President and CEO. “Mike has been a trusted strategic partner, helping to drive significant improvements in profitability and cash flow, while maintaining a focus on growth. We appreciate Mike continuing to drive Rogers’ strategic priorities forward and facilitating a seamless transition to his successor.”

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable the company’s growth drivers -- advanced connectivity and advanced mobility applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to attract and retain management and skilled technical personnel; employee benefit costs and other risks applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Media Contact:
Amy Kweder
Director, Corporate Communications
Phone: 480.203.0058
Email: amy.kweder@rogerscorporation.com

Investor Contact:
Steve Haymore
Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com

Website address: https://www.rogerscorp.com
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